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                                                                    Exhibit 99.2
                                    FORM OF
                                    -------
                   INSTRUCTIONS FOR SUBSCRIPTION CERTIFICATES

                                                           _______________, 2001

            INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES FOR
            -------------------------------------------------------

                     WESTAR INDUSTRIES, INC. COMMON SHARES

          CONSULT THE SUBSCRIPTION AGENT, INFORMATION AGENT, YOUR BANK

                       OR YOUR BROKER AS TO ANY QUESTIONS

          The following instructions relate to the distribution (the "Rights Offering") by Westar Industries, Inc. ("Westar Industries"), a Kansas corporation, a wholly owned subsidiary of Western Resources, Inc. ("Western Resources") of non-transferable rights ("Rights") to purchase from Westar Industries shares of common stock, par value $.01 per share of Westar Industries, (the "Common Shares") as described in Westar Industries' prospectus
dated April [   ], 2001 (the "Prospectus").  Each holder of Western Resources common stock, stock options, and restricted share units, other than Westar
Industries itself, as of April [   ], 2001 (the "Record Date"), (the "Eligible
Holders") will receive one Right for every six shares of Western Resources common stock, or every six shares underlying a stock option or restricted share unit, held on the Record Date. Each holder will receive at least one Right. Each Right carries a basic subscription privilege (the "Basic Subscription Privilege") which entitles the Eligible Holders to purchase one Common Share at
the subscription price of $[    ] per share (the "Subscription Price").  In
addition, subject to the allocation described below, each Right carries an over-subscription privilege (the "Over-Subscription Privilege") which entitles Eligible Holders to purchase additional Common Shares at the Subscription Price per share. No fractional Rights, fractional Common Shares or cash in lieu thereof will be distributed or paid by Westar Industries, but rather Westar Industries will round down the number of Rights distributed to each Eligible Holder to the nearest whole number, provided that each Eligible Holder will receive at least one Right. An aggregate of up to [12,250,000] Common Shares will be distributed in connection with the Rights Offering.

          The Rights will expire at 5:00 p.m., New York City time, on [   ],
2001, unless extended by Westar Industries (as it may be extended, the "Expiration Date"). The number of Rights to which you are entitled is printed on the face of your subscription certificate (the "Subscription Certificate"). You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section on the back of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.
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          YOUR SUBSCRIPTION CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION
AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATES MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE FOR EACH COMMON SHARE SUBSCRIBED FOR PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR PRIOR TO THE EXPIRATION DATE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT UNLESS THE EXPIRATION DATE IS EXTENDED BY MORE THAN THIRTY DAYS OR A MATERIAL CHANGE IN THE TERMS OF THE RIGHTS OFFERING IS MADE.

          Common Shares will be available for purchase pursuant to the Over-Subscription Privilege only upon the Eligible Holder having fully subscribed for Common Shares pursuant to the Basic Subscription Privilege and only to the extent that all the Common Shares are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date (as defined below). The amount of additional Common Shares for which a holder may over-subscribe for is the higher of (1) five times the number of Rights such holder received in the Rights Offering or (2) 100 Common Shares. If the Common Shares so available are in excess of the number of Common Shares requested pursuant to the Over-Subscription Privilege, all of the subscriptions pursuant to the Over-Subscription Privilege will be filled in full. If the Common Shares so available are not sufficient to satisfy all subscriptions (the "Excess Shares") pursuant to the Over-Subscription Privilege, Westar Industries will allocate the Excess Shares among those Eligible Holders exercising their Over-Subscription Privilege. The allocation will be made first to holders of less than 100 rights so that those holders may subscribe for 100 shares (or the next 10 share lot) and thereafter pro rata among all holders exercising the Over-Subscription Privilege. A holder may over-subscribe for a number of Common Shares up to five times the number of Rights received in the Rights Offering. If an Eligible Holder exercised his or her Over-Subscription Privilege and is allocated less than all of the Common Shares which he or she wished to subscribe for, the excess payment for Common Shares that were not allocated to such Eligible Holder will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

          Westar Industries will not have any liability to you as a Rights holder if your Subscription Certificate (together with all required payments and documents) is not received in time for exercise or sale prior to the Expiration Date.

1.  SUBSCRIPTION PRIVILEGES; EXERCISE.

          To exercise Rights, complete the reverse side of your Subscription Certificate and send your properly completed and executed Subscription Certificate, together with payment in full of the Subscription Price for all Common Shares subscribed for pursuant to the Basic Subscription Privileges and the Over-Subscription Privilege, to the Subscription Agent.


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FACSIMILE DELIVERY OF THE SUBSCRIPTION CERTIFICATE WILL NOT CONSTITUTE VALID
DELIVERY. Payment of the Subscription Price must be made in U.S. dollars for the full number of Common Shares being subscribed for by either (a) check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order payable to Alpine Fiduciary Services, Inc., as Subscription Agent; or (b) wire transfer of immediately available funds to the subscription account maintained by Alpine Fiduciary Services, Inc., the Subscription Agent, for such
 purpose at [       ] ABA No. [       ] for further credit to [        ]
Attention:  .

          Participants in the Western Resources Employees' 401(k) Savings Plan who have any portion of their accounts invested in the Western Resources Company Stock Fund will receive an allocation of Rights in the Rights Offering to their respective plan accounts based on the number of shares of Western Resources common stock allocated to their respective accounts. Each participant will have the right to direct the Trustee of the plan whether or not he or she wishes to exercise the Rights allocated to his or her account. If the participant elects to exercise any such Rights, the cash Subscription Price will be paid from other amounts allocated to the participant's plan account as directed by the participant.

ACCEPTANCE OF PAYMENTS.

          Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check,
(b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (c) receipt of collected funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE (5) BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF AN UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH TIME AND ARE URGED, IN THE ALTERNATIVE, TO CONSIDER PAYMENT BY MEANS OF A CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS TO AVOID MISSING THE OPPORTUNITY TO EXERCISE THEIR RIGHTS.

EXERCISE THROUGH BANK OR BROKER; PROCEDURES FOR GUARANTEED DELIVERY.

          You may make arrangements for the delivery of funds on your behalf and request a bank or broker to exercise the Rights represented by the Subscription Certificate on your behalf.


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                                      -4-

          Alternatively, if you wish to exercise Rights, but time will not permit you to cause subscription(s) evidencing your Rights to reach the Subscription Agent on or prior to the Expiration Date, you may cause a written guarantee substantially in the form attached to these instructions (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, to be received by the Subscription Agent at or prior to the Expiration Date, guaranteeing delivery of your properly completed and executed Subscription Certificate within three business days following the date of the Notice of Guaranteed Delivery, together with payment in full of the applicable Subscription Price. If this procedure is followed, your Subscription Certificates and the related Nominee Holder Certification, if applicable, must be received by the Subscription Agent within three (3) business days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

          Bankers, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription and Information Agent and Westar Industries, as to: (1) the names of the beneficial owners on whose behalf they are acting; (2) the nominee holder's authority to so act; (3) the aggregate number of Rights being exercised on behalf of each beneficial owner; and (4) the aggregate number of Common Shares that are being subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege of each beneficial owner of Rights on whose behalf such nominee holder is acting.

          Westar Industries will pay the beneficial owner's broker exercising the Rights 10 cents for each Right exercised for a holder of up to 5,000 shares of Western Resources common stock.

CONTACTING THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT.

          The address, telephone and facsimile numbers of the Subscription Agent are as follows:

                        Alpine Fiduciary Services, Inc.
                 c/o Georgeson Shareholder Communications Inc.
           By Mail:  P.O. Box 2065, South Hackensack, NJ  07606-9974
         By Overnight Courier:  111 Commerce Road, Carlstadt, NJ  07022
           By Hand:  110 Wall Street, 11th floor, New York, NY  10005
                              Attn:  Will Richard
                            Toll free (888) 363-6643
                           Facsimile:  (201) 460-2889


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          The telephone numbers of the Information Agent are as follows:

                   Georgeson Shareholder Communications Inc.:
                             For registered holders
                            Toll free (888) 363-6643
                      For Banks and Brokers (212) 440-9800

PARTIAL EXERCISES; EFFECT OF OVERPAYMENT AND UNDERPAYMENT.

          If you exercise less than all of the Rights evidenced by your Subscription Certificate by so indicating in Section 1 of your Subscription Certificate, the Subscription Agent will, upon request, issue to you a new Subscription Certificate evidencing the unexercised Rights. If you choose to have a new Subscription Certificate sent to you, however, you may not receive any such new Subscription Certificate in sufficient time to permit you to exercise the Rights evidenced thereby.

          If you have not specified the number of Common Shares being subscribed for pursuant to the Basic Subscription Privilege, or do not forward full payment of the total Subscription Price for the number of Common Shares that you indicate are being exercised, you will be deemed to have exercised such Basic Subscription Privilege with respect to the maximum whole number of Rights that may be exercised with the Subscription Price payment delivered to the Subscription Agent. If the total Subscription Price forwarded to the Subscription Agent is greater than the amount owed for the number of Common Shares to be purchased pursuant to the Basic Subscription Privilege (the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available and subject to limitations on allocation of Common Shares previously discussed, the maximum number of Common Shares with the Subscription Excess. If your full Subscription Price payment is not applied to your purchase of Common Shares, you will be refunded the amount of any overpayment, sent via mail, without interest or deduction, as soon as practicable after the Expiration Date.

2.  DELIVERY OF STOCK CERTIFICATES, ETC.

          It is anticipated that the closing of the sale of shares issuable upon exercise of the Rights (the "Closing") will occur on or about the [ ] business day following the Expiration Date (the "Closing Date"). The following delivery and payment will be made to the address shown on the face of your Subscription
Certificate:

          (A) BASIC SUBSCRIPTION PRIVILEGE AND OVER-SUBSCRIPTION PRIVILEGE. As soon as practical after the Expiration Date, the Subscription Agent will mail to each Eligible Holder who validly exercises their Basic Subscription Privilege and the Over-Subscription Privilege, if any, certificates representing


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                                      -6-

     Common Shares purchased pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

          (B) CASH PAYMENTS. As soon as practicable after the Closing Date, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess funds received in payment of the Subscription Price for Common Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3.  EXECUTION.

          (A) EXECUTION BY REGISTERED HOLDER. The signature on the Subscription Certificate must correspond with the name of the registered Eligible Holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must certify to the Subscription Agent and Westar Industries as to their authority to so act.

          (B) EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the Subscription Certificate is executed by a person other than the Eligible Holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.  METHOD OF DELIVERY.

          The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Eligible Holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any uncertified personal checks sent in payment of the Subscription Price prior to the Expiration Date.